Exhibit (d)(25)

Form Of

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of July 1, 2003 between

Fidelity International Investment Advisors

and

Fidelity International Investment Advisors (U.K.) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Charles Street Trust	Fidelity Broad Market Opportunities Fund	Equity
Fidelity Investment Trust	Fidelity Total International Equity Fund	Equity
Fidelity Investment Trust	Fidelity International Growth Fund	Equity
Fidelity Mt. Vernon Street Trust	Fidelity 130/30 Large Cap Fund	Equity
Variable Insurance Products Fund IV	Emerging Markets Portfolio	Equity

Agreed and Accepted
as of ____ _, 2008

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